                                                                    EXHIBIT 10.8


[CONSERVER CORPORATION OF AMERICA LOGO]



April 28, 1997

Mr. James V. Stanton
1310 19th St. NW
Suite LL
Washington, D.C. 20036

Dear James,

This letter will confirm that you and Charles Stein have made arrangements to send $500,000 to Agrotech 2000 SL in satisfaction of the obligation of Conserver Corporation of America to send these funds under its agreement with Agrotech.

The $500,000 is to be repaid to you out of the proceeds of the Company's public offering with interest at the rate of 10% per annum.

Sincerely,

/s/ Gerald Breslauer

Gerald Breslauer
Vice President